Exhibit 99.1

CONTACT:

Steve Martens, VP Investor Relations

Molex Incorporated

630-527-4344

For Immediate Release

MOLEX REPORTS RECORD REVENUE FOR FISCAL 2013 SECOND QUARTER

Lisle, Illinois – January 23, 2013 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its second quarter ended December 31, 2012.

	Three Months Ended
USD millions, except per share data	Dec 31, 2012	Sept 30, 2012	Dec 31, 2011
Net revenue	$967.7	$916.9	$857.6
Net income	70.4	71.3	64.0
Earnings per share	0.39	0.40	0.36

Net revenue for the December 2012 quarter was $967.7 million, an increase of 5.5% from the September 2012 quarter and 12.8% from the December 2011 quarter. In local currencies, net revenue increased 4.8% compared with the September 2012 quarter and 13.8% compared with the December 2011 quarter. Orders for the December 2012 quarter were $919.7 million, a decline of 2.6% from the September 2012 quarter and an increase of 12.8% from the December 2011 quarter.

Net income for the December 2012 quarter was $70.4 million or $0.39 per share, compared with $71.3 million, or $0.40 per share, for the September 2012 quarter and $64.0 million, or $0.36 per share, for the December 2011 quarter.

“Our results came in at the high end of our guidance range and we were particularly pleased to achieve record revenue this quarter as shipments were strong leading into the Christmas period. Bookings were weaker toward the latter part of the quarter and consistent with normal seasonal trends, were down 2.6% on a sequential basis. Our pipeline of new projects is strong and we will have a clearer view of the business trends for calendar year 2013 after Chinese New Year,” stated Martin P. Slark, Chief Executive Officer.

Other financial highlights for the quarter ended December 31, 2012:

•	Gross profit margin was 29.9%, compared with 29.3% in the September 2012 quarter and 30.7% in the December 2011 quarter.

•

SG&A expense was $181.0 million, compared with $163.1 million in the September 2012 quarter and $163.1 million in the December 2011 quarter. The September 2012 quarter included insurance proceeds of $9.9 million related to losses incurred from the March 2011 earthquake and tsunami in Japan.

•	Backlog was $404.0 million, a decrease of 9.3% from the September 2012 quarter and an increase of 16.7% from the December 2011 quarter.

•	The book-to-bill ratio for the December quarter was 0.95 to 1 compared with 1.03 to 1 for the September quarter and 0.95 to 1 for the December 2011 quarter.

•	Capital expenditures were $78.6 million or 8.1% of revenue.

•	Inventory days outstanding was 83 days compared with 84 days in the September 2012 quarter and 91 days in the December 2011 quarter.

•	Accounts receivable days outstanding was 67 days compared with 69 days in the September 2012 quarter and 71 days in the December 2011 quarter.

•	The effective tax rate was 31.1%.

Outlook

Based upon current order rates and customer backlog, the Company estimates revenue in the range of $900 to $930 million for the March 2013 quarter. At this level of revenue, the Company expects earnings per share in the range of $0.33 to $0.37, assuming constant foreign currency rates, unchanged commodity prices and an effective tax rate in the range of 30% to 32%.

Earnings Conference Call Information

A conference call will be held on Wednesday, January 23, 2013 at 8:30 a.m. central time. Please dial (888) 679-8035 to participate in the call. International callers should dial (617) 213-4848. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 88944879. Internet users will be able to access the webcast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 10:30 a.m. central time at (888) 286-8010 or (617) 801-6888 / pass code 81162241.

Other Investor Events

Feb 12-14 – Goldman Sachs Technology and Internet Conference in San Francisco, CA

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “expect,” “anticipate,” “outlook,” “forecast,” “could,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” “potential,” variations of such words and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Respective risks, uncertainties, and assumptions that could affect the outcome or results of operations are described in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2012, and the Form 10-Q for the quarter ended September 30, 2012, which is incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, industry trends, global economic conditions, success of customers, cost of raw materials, value of inventory, availability of credit, foreign currency exchange rates, labor costs, protection of intellectual property, cost reduction initiatives, acquisition synergies, manufacturing strategies, product development introduction and sales, regulatory changes, competitive strengths, income tax fluctuations, natural disasters, unauthorized access to data, government investigations and outcomes of legal proceedings. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this report, whether as a result of new information, future events, changes in assumptions, or otherwise.

Molex Incorporated is a 74-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 41 manufacturing locations in 15 countries. The Molex website is www.molex.com.

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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

	Dec. 31, 2012	June 30, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$705,047	$637,417
Marketable securities	11,738	14,830
Accounts receivable, less allowances of $37,681 and $37,876, respectively	745,851	751,279
Inventories	566,889	531,825
Deferred income taxes	101,398	110,789
Other current assets	33,109	33,098

Total current assets	2,164,032	2,079,238
Property, plant and equipment, net	1,177,342	1,150,549
Goodwill	195,030	160,986
Non-current deferred income taxes	48,063	50,038
Other assets	180,130	170,692

Total assets	$3,764,597	$3,611,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of short-term borrowings and long-term debt	$115,869	$104,933
Accounts payable	344,997	355,491
Accrued expenses:
Accrued liability for unauthorized activities in Japan	170,665	184,177
Income taxes payable	40,876	35,360
Other	200,084	212,035

Total current liabilities	872,491	891,996
Other non-current liabilities	19,700	18,174
Accrued pension and other postretirement benefits	95,424	115,176
Long-term debt	230,000	150,032

Total liabilities	1,217,615	1,175,378

Commitments and contingencies
Total stockholders’ equity	2,546,982	2,436,125

Total liabilities and stockholders’ equity	$3,764,597	$3,611,503

Molex Incorporated

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Net revenue	$967,735	$857,598	$1,884,656	$1,793,583
Cost of sales	678,565	594,661	1,327,069	1,237,918

Gross profit	289,170	262,937	557,587	555,665

Selling, general and administrative	181,028	163,073	344,149	332,298
Unauthorized activities in Japan	1,627	2,723	4,188	5,645

Total operating expenses	182,655	165,796	348,337	337,943

Income from operations	106,515	97,141	209,250	217,722
Interest (expense) income, net	(1,133)	(2,094)	(1,943)	(3,485)
Other (expense) income	(3,151)	1,482	(1,955)	1,758

Total other (expense) income, net	(4,284)	(612)	(3,898)	(1,727)

Income before income taxes	102,231	96,529	205,352	215,995
Income taxes	31,837	32,513	63,644	71,462

Net income	$70,394	$64,016	$141,708	$144,533

Earnings per share:
Basic	$0.40	$0.36	$0.80	$0.82
Diluted	$0.39	$0.36	$0.79	$0.82
Dividends declared per share	$0.2200	$0.2000	$0.4400	$0.4000
Average common shares outstanding:
Basic	177,123	175,830	176,888	175,656
Diluted	178,854	176,985	178,743	176,778

Molex Incorporated

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended December 31,
	2012	2011
Operating activities:
Net income	$141,708	$144,533
Add non-cash items included in net income:
Depreciation and amortization	117,402	121,174
Share-based compensation	15,425	11,402
Other non-cash items	5,685	5,213
Changes in assets and liabilities:
Accounts receivable	5,006	94,400
Inventories	(34,831)	(26,442)
Accounts payable	(5,326)	(40,976)
Other current assets and liabilities	9,605	(7,183)
Other assets and liabilities	(97)	(10,608)

Cash provided from operating activities	254,577	291,513

Investing activities:
Capital expenditures	(148,041)	(95,055)
Acquisitions	(55,299)	(24,000)
Proceeds from sales of property, plant and equipment	3,020	2,202
Proceeds from sales or maturities of marketable securities	8,399	6,553
Purchases of marketable securities	(5,081)	(4,787)
Insurance proceeds and other investing activities	9,957	—

Cash used for investing activities	(187,045)	(115,087)

Financing activities:
Proceeds from revolving credit facility	90,000	75,000
Payments on revolving credit facility	(10,000)	(220,000)
Proceeds from short-term loans and debt	178,089	—
Payments on short-term loans and debt	(158,620)	(27,389)
Proceeds from issuance of long-term debt	—	149,713
Cash dividends paid	(116,706)	(70,186)
Exercise of stock options	4,804	2,630
Other financing activities	(2,115)	(2,087)

Cash used for financing activities	(14,548)	(92,319)

Effect of exchange rate changes on cash	14,646	(9,370)

Net increase in cash and cash equivalents	67,630	74,737
Cash and cash equivalents, beginning of period	637,417	532,599

Cash and cash equivalents, end of period	$705,047	$607,336